SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Anchor Bancorp
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

032838104
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 16 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 032838104	13G/A	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON Stieven Financial Investors, L.P
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 203,879 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 203,879 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 203,879 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.00%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 032838104	13G/A	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stieven Financial Offshore Investors, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 41,552 shares of Common Stock
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 41,552 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,552 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.63%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 032838104	13G/A	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stieven Capital GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 203,879 shares of Common Stock
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 203,879 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 203,879 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.00%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 032838104	13G/A	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stieven Capital Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 245,431 shares of Common Stock
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 245,431 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 245,431 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.62%
12	TYPE OF REPORTING PERSON IA, PN

CUSIP No. 032838104	13G/A	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stieven Capital Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 245,431 shares of Common Stock
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 245,431 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 245,431 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.62%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 032838104	13G/A	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Joseph A. Stieven
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 245,431 shares of Common Stock
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 245,431 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 245,431 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.62%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 032838104	13G/A	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stephen L. Covington
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 245,431 shares of Common Stock
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 245,431 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 245,431 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.62%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 032838104	13G/A	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Daniel M. Ellefson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 245,431 shares of Common Stock
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 245,431 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 245,431 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.62%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 032838104	13G/A	Page 10 of 16 Pages

Item 1 (a).	NAME OF ISSUER

The name of the issuer is Anchor Bancorp (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at 601 Woodland Square Loop SE, Lacey, WA 98503

Item 2 (a).	NAME OF PERSON FILING

This statement is filed by:

(i)           Stieven Financial Investors, L.P., a Delaware limited partnership ("SFI"), with respect to the shares of Common Stock beneficially owned by it;

(ii)           Stieven Financial Offshore Investors, Ltd., a Cayman Islands exempted company (“SFOI”), with respect to the shares of Common Stock beneficially owned by it;

(iii)           Stieven Capital GP, LLC, a limited liability company organized under the laws of the State of Delaware ("SFIGP"), as the general partner of SFI, with respect to the shares of Common Stock beneficially owned by SFI;

(iv)           Stieven Capital Advisors, L.P., a Delaware limited partnership (“SCA”), which serves as the investment manager to SFI and SFOI, with respect to the shares of Common Stock beneficially owned by SFI and SFOI;

(v)           Stieven Capital Advisors GP, LLC, a Delaware limited liability company (“SCAGP”), which serves as the general partner of SCA, with respect to the shares of Common Stock beneficially owned by SFI and SFOI;

(vi)           Joseph A. Stieven ("Mr. Stieven"), as managing member of SCAGP and SFIGP and Chief Executive Officer of SCA with respect to the shares of Common Stock beneficially owned by SFI and SFOI;

(vii)           Stephen L. Covington (“Mr. Covington”), as managing director of SCA with respect to the shares of Common Stock beneficially owned by SFI and SFOI; and

(viii)           Daniel M. Ellefson (“Mr. Ellefson”), as managing director of SCA with respect to the shares of Common Stock beneficially owned by SFI and SFOI.

The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

The filing of this statement should not be construed as an admission that any of the Reporting Persons is, for purposes of Section 13 of the Act, the beneficial owner of the Common Stock reported herein.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 12412 Powerscourt Drive, Suite 250, St. Louis, Missouri 63131.

CUSIP No. 032838104	13G/A	Page 11 of 16 Pages

Item 2(c).	CITIZENSHIP

SFI and SCA are limited partnerships organized under the laws of the State of Delaware.  SFOI is a Cayman Islands exempted company. SFIGP and SFAGP are limited liability companies organized under the laws of the State of Delaware.  Messrs. Stieven, Covington and Ellefson are citizens of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, $0.01 par value per share (the "Common Stock")

Item 2(e).	CUSIP NUMBER

032838104

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: __________________________________________

CUSIP No. 032838104	13G/A	Page 12 of 16 Pages

Item 4.	OWNERSHIP

A.	Stieven Financial Investors, L.P.
	(a)	Amount beneficially owned: 203,879 shares of Common Stock
(b)
Percent of class:  8.00%  The percentages used herein and in the rest of Item 4 are calculated based upon the 2,550,000 shares of Common Stock issued and outstanding on February 7, 2013 as reflected in the Form 10-Q filed by the Company on February 7, 2013.

	(c)	(i)	Sole power to vote or direct the vote: - 0 -
		(ii)	Shared power to vote or direct the vote: 203,879 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: - 0 -
		(iv)	Shared power to dispose or direct the disposition of: 203,879 shares of Common Stock

B.	Stieven Financial Offshore Investors, Ltd.
	(a)	Amount beneficially owned: 41,552 shares of Common Stock
	(b)	Percent of class: 1.63%
	(c)	(i)	Sole power to vote or direct the vote: - 0 -
		(ii)	Shared power to vote or direct the vote: 41,552 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: - 0 -
		(iv)	Shared power to dispose or direct the disposition of: 41,552 shares of Common Stock

C.	Stieven Capital GP, LLC
	(a)	Amount beneficially owned: 203,879 shares of Common Stock
	(b)	Percent of class: 8.00%
	(c)	(i)	Sole power to vote or direct the vote: - 0 -
		(ii)	Shared power to vote or direct the vote: 203,879 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: - 0 -
		(iv)	Shared power to dispose or direct the disposition of: 203,879 shares of Common Stock

D.	Stieven Capital Advisors, L.P.
	(a)	Amount beneficially owned: 245,431 shares of Common Stock
	(b)	Percent of class: 9.62%
	(c)	(i)	Sole power to vote or direct the vote: - 0 -
		(ii)	Shared power to vote or direct the vote: 245,431 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: - 0 -
		(iv)	Shared power to dispose or direct the disposition of: 245,431 shares of Common Stock

CUSIP No. 032838104	13G/A	Page 13 of 16 Pages

E.	Stieven Capital Advisors GP, LLC
	(a)	Amount beneficially owned: 245,431 shares of Common Stock
	(b)	Percent of class: 9.62%
	(c)	(i)	Sole power to vote or direct the vote: - 0 -
		(ii)	Shared power to vote or direct the vote: 245,431 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: - 0 -
		(iv)	Shared power to dispose or direct the disposition of: 245,431 shares of Common Stock

F.	Joseph A. Stieven, Stephen L. Covington and Daniel M. Ellefson
	(a)	Amount beneficially owned: 245,431 shares of Common Stock
	(b)	Percent of class: 9.62%
	(c)	(i)	Sole power to vote or direct the vote: - 0 -
		(ii)	Shared power to vote or direct the vote: 245,431 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: - 0 -
		(iv)	Shared power to dispose or direct the disposition of: 245,431 shares of Common Stock

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

CUSIP No. 032838104	13G/A	Page 14 of 16 Pages

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 032838104	13G/A	Page 15 of 16 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE:  February 14, 2013

STIEVEN FINANCIAL INVESTORS, L.P.

By:	Stieven Capital GP, LLC
its general partner

/s/ Joseph A. Stieven
Name: Joseph A. Stieven
Title: Managing Member

STIEVEN FINANCIAL OFFSHORE INVESTORS, LTD.

/s/ Michelle Wilson-Clarke
Name: Michelle Wilson-Clarke
Title: Director

STIEVEN CAPITAL GP, LLC

/s/ Joseph A. Stieven
Name: Joseph A. Stieven
Title: Managing Member

STIEVEN CAPITAL ADVISORS, L.P.

By:	Stieven Capital Advisors GP, LLC
its general partner

/s/ Joseph A. Stieven
Name: Joseph A. Stieven
Title: Managing Member

STIEVEN CAPITAL ADVISORS GP, LLC

/s/ Joseph A. Stieven
Name: Joseph A. Stieven
Title: Managing Member

CUSIP No. 032838104	13G/A	Page 16 of 16 Pages

JOSEPH A. STIEVEN

/s/ Joseph A. Stieven
JOSEPH A. STIEVEN, individually

STEPHEN L. COVINGTON

/s/ Stephen L. Covington
STEPHEN L. COVINGTON, individually

DANIEL M. ELLEFSON

/s/ Daniel M. Ellefson
DANIEL M. ELLEFSON, individually